Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF BEACON ROOFING SUPPLY, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of Beacon Roofing Supply, Inc., a Delaware corporation (the “Corporation”), by the Certificate of Incorporation, the Board of Directors has by resolution duly provided for the issuance of and created a series of preferred stock of the Corporation, par value $0.01 per share, and in order to fix the designation and amount and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series of preferred stock, has duly adopted resolutions setting forth such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of such series of preferred stock as set forth in this Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Participating Preferred Stock (this “Certificate”).

Section 1. Number of Shares and Designation. 650,000 shares of preferred stock of the Corporation shall constitute a series of preferred stock designated as Series A Cumulative Convertible Participating Preferred Stock (the “Preferred Stock”). Subject to and in accordance with the provisions of Section 11(b), the number of shares of Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued preferred stock) by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase with the Secretary of State of the State of Delaware.

Section 2. Rank. Each share of Preferred Stock shall rank equally in all respects and shall be subject to the provisions herein. The Preferred Stock shall, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (i) rank senior and prior to the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms does not expressly rank senior to, or on parity with, the Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities, including the Common Stock, are collectively referred to herein as “Junior Securities”), (ii) rank junior to each class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that by its terms expressly ranks senior to the Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as “Senior Securities”), and (iii) rank on parity with each class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that expressly provides that it ranks on parity with the Preferred Stock as to payment of dividends, redemption payments or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be.

Section 3. Definitions.

(a) As used herein, the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Accrued Dividends” means, as of any date, with respect to any share of Preferred Stock, all dividends that have accrued pursuant to Section 4(a)(ii) but that have not been paid as of such date.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Base Amount” means, with respect to any share of Preferred Stock, as of any date, the sum of (x) the Liquidation Preference and (y) the Base Amount Accrued Dividends with respect to such share.

“Base Amount Accrued Dividends” means, with respect to any share of Preferred Stock, as of any date, (i) if a Preferred Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the preceding Preferred Dividend Payment Date (taking into account the payment of Preferred Dividends in respect of such period ending on such preceding Preferred Dividend Payment Date, if any, as of such Preferred Dividend Payment Date) or (ii) if no Preferred Dividend Payment Date has occurred since the issuance of such share, zero.

“Base Dividend Rate” means, for any day, 6.00% per annum.

“Beneficially Own” and “Beneficial Ownership” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Capital Stock of any Person shall be calculated in accordance with the provisions of such rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are generally required or authorized by Law to be closed in New York City, New York.

“By-laws” means the Amended and Restated By-Laws of the Corporation, as amended from time to time.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Certificate” has the meaning set forth in the preamble.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Change of Control” means the occurrence, directly or indirectly, of any of the following:

(i) any purchase, merger, acquisition or other transaction or series of related transactions immediately following which any Person or Group (excluding the Investor or its Affiliates or any Group including the Investor or its Affiliates) shall Beneficially Own, directly or indirectly, Voting Stock entitling such Person to exercise more than 50% of the total voting power of all classes of Voting Stock of the Corporation, other than as a result of any such transaction in which (x) the holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the total voting power of all classes of Voting Stock of the surviving Person or any parent entity thereof immediately after such transaction and (y) the holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or any parent entity thereof in substantially the same proportion to each other as immediately prior to such transaction;

(ii) any transaction or series of related transactions immediately following which the Persons who Beneficially Own the Voting Stock of the Corporation immediately prior to such transaction or transactions cease to Beneficially Own more than 50% of the Voting Stock of the Corporation, any successor thereto or any parent entity thereof immediately following such transaction or transactions; or

(iii) (x) the Corporation merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation conveys, sells, transfers or leases all or substantially all of the Corporation’s assets to another Person or (y) the Corporation engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

(A) that does not result in a reclassification, conversion, exchange or cancellation of the outstanding Common Stock;

(B) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or

(C) where the Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such merger or consolidation).

“Change of Control Effective Date” has the meaning set forth in Section 8(a).

“Change of Control Sale” has the meaning set forth in Section 8(a).

“Common Stock” has the meaning set forth in Section 2.

“Common Stock Dividend Record Date” has the meaning set forth in Section 4(a)(iv).

“Common Stock Trading Price” means, as of any Trading Day, the closing price of a share of Common Stock on such Trading Day (as reported on Bloomberg, based on composite transactions for the NASDAQ).

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Conversion Date” has the meaning set forth in Section 6(b)(iv).

“Conversion Notice” has the meaning set forth in Section 6(b)(i).

“Conversion Option” has the meaning set forth in Section 6(a)(i)(A).

“Conversion Option Date” has the meaning set forth in Section 6(a)(i)(A).

“Conversion Option Measurement Period” has the meaning set forth in Section 6(a)(i)(A).

“Conversion Price” means, as of any date, the Initial Conversion Price, as adjusted pursuant to Section 9.

“Conversion Right” has the meaning set forth in Section 6(a)(i)(B).

“Convertible Securities” means indebtedness or shares of Capital Stock convertible into or exchangeable for Common Stock.

“Corporation” has the meaning set forth in the preamble.

“Debt Financing Documents” means (i) the Term Loan Credit Agreement, dated as of January 2, 2018, by and among the Corporation, as the Borrower, the lenders from time to time party thereto, as lenders, and Citibank, N.A., a national banking association, as Administrative Agent for such lenders, (ii) the Amended and Restated Credit Agreement, dated as of January 2, 2018, by and among the Corporation, as a guarantor, the subsidiaries of the Corporation parties thereto as US Borrowers, Beacon Roofing Supply Canada Company, an unlimited liability company organized under the laws of Nova Scotia, as a Canadian Borrower, the lenders from time to time party thereto, as lenders, and Wells Fargo Bank, National Association, a national banking association, as Administrative Agent for such lenders, (iii) the Indenture, dated as of October 1, 2015, as supplemented by the Supplemental Indenture, dated as of October 1, 2015, and the Second Supplemental Indenture, dated as of January 2, 2018, by and among the Corporation, the subsidiaries of the Corporation party thereto as Subsidiary Guarantors and U.S. Bank National Association, as trustee, and (iv) the Indenture, dated as of October 25, 2017, as supplemented by the Supplemental Indenture, dated as of January 2, 2018, by and among the Corporation, the subsidiaries of the Corporation party thereto as Subsidiary Guarantors and U.S. Bank National Association, as trustee, in each case, as the same may be amended, restated, supplemented, modified, refinanced or replaced from time to time.

“DGCL” has the meaning set forth in the preamble.

“Dividend Payment Record Date” has the meaning set forth in Section 4(a)(iv).

“Dividend Rate” means, for any day, the Base Dividend Rate as increased by the Noncompliance Additional Rate, if any, applicable on such day pursuant to Section 4(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excess Conversion Shares” means, prior to receipt of any Requisite Stockholder Approval, in connection with any conversion of shares of Preferred Stock (disregarding for this purpose the last sentence of Section 6(a)(i)(B)), those shares of Common Stock (if any) that would result in the number of shares of Common Stock issued in such conversion (when taken together with all shares of Common Stock previously issued in connection with any conversion of shares of Preferred Stock) exceeding 12,071,937.

“Excess PIK Dividends” means, prior to receipt of any Requisite Stockholder Approval, additional shares of Preferred Stock paid as dividends on the Purchased Shares (and on any shares of Preferred Stock issued as dividends thereon) to the extent such additional shares of Preferred Stock would, when taken together with the Purchased Shares (and any shares of Preferred Stock issued as dividends thereon), upon conversion of all such shares of Preferred Stock into shares of Common Stock (disregarding for this purpose the last sentence of Section 6(a)(i)(B)), cause the number of shares of Common Stock issued in such conversion (when taken together with all shares of Common Stock previously issued in connection with any conversion of shares of Preferred Stock) to exceed 12,071,937.

“Exchange Property” has the meaning set forth in Section 7(a).

“Ex-Date” means, when used with respect to any distribution, the first date on which the Common Stock or other securities in question do not have the right to receive the distribution giving rise to an adjustment to the Conversion Price.

“Group” means any “group” as such term is used in Section 13(d)(3) of the Exchange Act.

“Holder” means, at any time, any Person in whose name shares of Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Implied Quarterly Dividend Amount” means, with respect to any share of Preferred Stock, as of any date, the product of (a) the Base Amount of such share of Preferred Stock as of the first day of the applicable Payment Period and (b) one-fourth of the Dividend Rate applicable to such share on such date.

“Initial Conversion Price” means (i) with respect to each share of Preferred Stock issued on the Original Issuance Date, $41.26 per share of Common Stock and (ii) with respect to each share of Preferred Stock issued as payment of a Preferred Dividend in accordance with Section 4, the Conversion Price in effect immediately prior to the issuance of such share.

“Investment Agreement” means that certain Investment Agreement, dated as of August 24, 2017, by and among the Corporation, CD&R Boulder Holdings, L.P. and Clayton, Dubilier & Rice Fund IX, L.P. (solely for purposes of Sections 4.13 and 4.14 thereof), as the same may be amended from time to time.

“Investor” means, collectively, one or more investment vehicles affiliated with or managed by Clayton, Dubilier & Rice, LLC who acquire shares of Preferred Stock pursuant to the Investment Agreement.

“Issuance Date” means, with respect to a share of Preferred Stock, the date of issuance of such share of Preferred Stock.

“Junior Securities” has the meaning set forth in Section 2.

“Law” has the meaning set forth in the Investment Agreement.

“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” means, with respect to each share of Preferred Stock, $1,000.00 per share.

“Market Price” means, with respect to any particular security on any particular date, (i) if such security is listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the volume weighted average price per share (as reported on Bloomberg based, in the case of a listed security, on composite transactions for the principal U.S. national or regional securities exchange on which such security is listed or quoted) of such security for the period of ten (10) consecutive Trading Days preceding the date of determination (or for any other period specified for this purpose in the applicable provision of this Certificate), or (ii) if such security is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the fair market value of such security on the date of determination, as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors and (y) been consented to by Holders of a majority of the outstanding shares of Preferred Stock.

“NASDAQ” means the NASDAQ Stock Market (or its successor).

“Noncompliance Additional Rate” means 3.00% per annum.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issuance Date” means the date of closing pursuant to the Investment Agreement.

“Parity Securities” has the meaning set forth in Section 2.

“Participating Dividends” has the meaning set forth in Section 4(a)(i).

“Payment Period” means, with respect to a share of Preferred Stock, the period beginning on the day after the preceding Preferred Dividend Payment Date (or if no Preferred Dividend Payment Date has occurred since the Issuance Date of such Preferred Share, the day that would have been the day after the preceding Preferred Dividend Payment Date had the Issuance Date with respect to such Preferred Share occurred prior to such date) to and including the next Preferred Dividend Payment Date.

“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Preferred Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year (each, a “Quarterly Date”), commencing on the first Quarterly Date immediately following the Original Issuance Date; provided, that if any such Quarterly Date is not a Business Day then the “Preferred Dividend Payment Date” shall be the next Business Day immediately following such Quarterly Date.

“Preferred Dividends” has the meaning set forth in Section 4(a)(ii).

“Preferred Stock” has the meaning set forth in Section 1.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Corporation or any Affiliate thereof (other than, if applicable, the Investor or any of its Affiliates) pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including shares of capital stock, other securities or evidences of indebtedness of a

Subsidiary of the Corporation), or any combination thereof, effected while any shares of Preferred Stock are outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Corporation or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase means the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Purchased Shares” has the meaning set forth in Section 9(a)(iv).

“Redemption Date” has the meaning set forth in Section 10(a).

“Redemption Notice” has the meaning set forth in Section 10(a).

“Redemption Price” has the meaning set forth in Section 10(a).

“Register” means the securities register maintained in respect of the Preferred Stock by the Corporation, or to the extent the Corporation has engaged a transfer agent, such transfer agent.

“Reorganization Event” means any of the following transactions:

(i) any reorganization, consolidation, merger, share exchange, statutory exchange, tender or exchange offer or other similar business combination involving the Corporation with or into another Person, in each case, pursuant to which the Common Stock will be converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(ii) any reclassification, recapitalization or reorganization of the Common Stock into securities other than the Common Stock; or

(iii) any direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (including in connection with any Liquidation) by the Corporation of all or substantially all of its assets or business, in each case under this clause (iii), pursuant to which the Common Stock will be converted into cash, securities or other property.

“Requisite Stockholder Approval” means the affirmative vote of a majority of the votes cast at a regular or special meeting of the stockholders of the Corporation (at which a quorum is present), in accordance with the NASDAQ Listing Rule 5635(d) for the approval of the conversion and the voting of Excess Conversion Shares in accordance with this Certificate.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” has the meaning set forth in Section 2.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Trading Day” means a day on which the NASDAQ is open for the transaction of business.

“Transfer Restrictions” means the restrictions on Transfer (as defined in the Investment Agreement) set forth in Section 4.9 of the Investment Agreement.

“Triggering Event” means: (i) the Corporation’s failure to pay any Participating Dividends when required pursuant to, and in accordance with, Section 4(a)(i) or to pay Preferred Dividends on each Preferred Dividend Payment Date pursuant to, and in accordance with, Section 4(a)(ii) and Section 4(a)(iii); (ii) the Corporation’s failure to comply with its obligations to effect the conversion of shares of Preferred Stock (including to reserve and keep available for issuance the requisite number of shares of Common Stock and Preferred Stock) in compliance with Section 6, (iii) the Corporation’s failure to comply with its obligations to repurchase shares of Preferred Stock in compliance with Section 8, (iv) the Corporation’s violation of any restrictions set forth in this Certificate relating to payment of dividends or distributions to the holders of Common Stock or other Capital Stock, (v) the Corporation taking any action described in Section 11(b) without the prior affirmative vote or written consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, voting as a separate class, (vi) the Corporation’s failure to maintain the listing of the Common Stock on the NASDAQ (or its successor) or another U.S. national securities exchange or automated inter-dealer quotation system (or its successor), or (vii) the payment of any shares of Preferred Stock paid as dividends pursuant to, and in accordance with, Section 4(a)(ii) and Section 4(a)(iii) that would constitute Excess PIK Dividends (for so long as any outstanding shares of Preferred Stock so paid as dividends would constitute Excess PIK Dividends).

“Voting Stock” means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

(b) In addition to the above definitions, unless the context requires otherwise:

(i) any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii) the word “including” shall be deemed to be followed by the words “without limitation”;

(iii) references to “$” or “dollars” means the lawful coin or currency the United States of America; and

(iv) references to “Section” are references to Sections of this Certificate.

Section 4. Dividends.

(a) Holders of the issued and outstanding shares of Preferred Stock shall be entitled to receive, out of assets legally available for the payment of dividends, dividends on the terms described below:

(i) Holders of shares of Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the shares of Common Stock (other than dividends paid in the form of Common Stock, Convertible Securities or Options) as if immediately prior to each Common Stock Dividend Record Date, all shares of Preferred Stock then outstanding were converted into shares of Common Stock (including any Excess Conversion Shares and disregarding for this purpose the last sentence of Section 6(a)(i)(B)). Dividends payable pursuant to this Section 4(a)(i) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by this Section 4(a)(i) are paid at the same time to the Holders of the Preferred Stock.

(ii) In addition to any dividends pursuant to Section 4(a)(i), the Corporation shall pay, if, as and when declared by the Board of Directors, out of funds legally available therefor, on each Preferred Dividend Payment Date dividends on each outstanding share of Preferred Stock (the “Preferred Dividends”) at a rate per annum equal to the Dividend Rate as further specified in this Section 4(a)(ii) and in accordance with Section 4(a)(iii) below. Preferred Dividends on each share of Preferred Stock shall accrue and accumulate on a daily basis from the Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends, shall compound quarterly on each Preferred Dividend Payment Date (to the extent not paid on such Preferred Dividend Payment Date) and shall be payable quarterly in arrears, if, as and when so authorized and declared by the Board of Directors, on each Preferred Dividend Payment Date, commencing on the first Preferred Dividend Payment Date following the Issuance Date of such share. The amount of Preferred Dividends accruing with respect to any share of Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the applicable Payment Period; provided that if, during any current Payment Period, Accrued Dividends are paid in respect of one or more prior Payment Periods, then after the date of such payment, the amount of Preferred Dividends accruing with respect to any share of Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment of Accrued Dividends) by (y) the actual number of days in such current Payment Period. The amount of Preferred Dividends payable with respect to any share of Preferred Stock for any Payment Period shall equal the sum of the Preferred Dividends accrued in accordance with the prior sentence of this Section 4(a)(ii) with respect to such share during such Payment Period. Preferred Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward).

(iii) The Preferred Dividends may, at the option of the Corporation, be paid in cash or by issuing fully paid and nonassessable shares of Preferred Stock; provided that (A) Preferred Dividends paid on any date shall be paid by issuing fully paid and nonassessable shares of Preferred Stock to the extent payment in cash on such date would be prohibited under the terms, conditions or provisions of any of the Debt Financing Documents and (B) any Base Amount Accrued Dividends shall be paid by issuing fully paid and nonassessable shares of Preferred Stock; and provided further that, if the Corporation elects to pay any Preferred Dividends in shares of Preferred Stock with respect to any Payment Period, the Corporation shall make the same election with respect to all Preferred Dividends paid with respect to such Payment Period. If the Corporation pays any Preferred Dividend in shares of Preferred Stock, the number of shares of Preferred Stock to be paid in respect of such Preferred Dividend will be equal to the number of shares (including fractional shares) that have an aggregate Liquidation Preference equal to the amount of such Preferred Dividend.

(iv) Each Participating Dividend or Preferred Dividend shall be paid pro rata to the Holders of shares of Preferred Stock entitled thereto. Each Participating Dividend or Preferred Dividend shall be payable to the Holders of Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board of Directors for such dividends (each such date, a “Dividend Payment Record Date”), which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”), and (ii) with respect to Preferred Dividends, shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Preferred Dividend Payment Date. Notwithstanding the foregoing, but subject to the proviso in the first sentence of Section 4(a)(iii), the Base Amount Accrued Dividends may be declared and paid in cash or in shares of Preferred Stock at any time to Holders of record on the Dividend Payment Record Date therefor.

(b) Upon the occurrence of a Triggering Event, the Dividend Rate shall increase by the Noncompliance Additional Rate from and including the date on which the Triggering Event shall occur and be continuing through but excluding the date on which all then occurring Triggering Events are no longer continuing. The Dividend Rate shall not be increased further pursuant to this Section 4(b) for a subsequent Triggering Event occurring while the Dividend Rate is already increased pursuant to this Section 4(b).

(c) At any time during which a Triggering Event shall be occurring, without the consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, no dividends shall be declared or paid or set apart for payment, or other distributions declared or made, upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Corporation, directly or indirectly (except, subject to and in accordance with the provisions of Section 6 hereof, by conversion into or exchange for Junior Securities or the payment of cash in lieu of fractional shares in connection therewith).

(d) Without the consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, the Corporation shall not (i) declare, pay or set aside for payment any dividends or distributions upon any Junior Securities or (ii) repurchase, redeem or otherwise acquire any Junior Securities (other than repurchases of shares of Common Stock from employees, officers or directors of the Corporation in the ordinary course of business) for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Securities, unless, in each case, (A) immediately before and after the taking of such action, the fair value of the Corporation’s assets would exceed the sum of its debts (including for this purpose the aggregate Liquidation Preference and the aggregate Accrued Dividends of the Preferred Stock), (B) immediately after the taking of such action, the Corporation, in its good faith judgment, would be able to pay all of its debts (including the aggregate Liquidation Preference and the aggregate Accrued Dividends of the Preferred Stock) as they are reasonably expected to come due and (C) such action is otherwise in compliance with applicable Law.

(e) For the avoidance of doubt, the consequences described in Sections 4(b), (c) and (d) above shall constitute the sole and exclusive remedies of the Holders upon the occurrence of the Triggering Event described in clause (vii) of the definition thereof.

Section 5. Liquidation Rights.

(a) In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities, including the Common Stock, for such Holder’s shares of Preferred Stock in an amount equal to the greater of (i) the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends of such shares as of the date of the Liquidation and (ii) the amount such Holder would have received had such shares of Preferred Stock, immediately prior to such Liquidation, been converted into shares of Common Stock (including in respect of any Excess Conversion Shares and disregarding for this purpose the last sentence of Section 6(a)(i)(B)) pursuant to Section 6, without regard to any of the limitations on conversion or convertibility contained therein.

(b) In the event the assets of the Corporation available for distribution to stockholders upon a Liquidation shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of Preferred Stock pursuant to Section 5(a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation.

(c) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets, capital stock or business of the Corporation (other than in connection with the liquidation, dissolution or winding up of the Corporation) nor the merger, consolidation, share exchange, statutory exchange or any other business combination transaction of the Corporation into or with any other Person shall by itself be deemed to be a Liquidation for purposes of this Section 5.

Section 6. Conversion.

(a) Conversion of Preferred Stock.

(i) Subject to and in accordance with the provisions of this Section 6, shares of Preferred Stock may be converted into shares of Common Stock as follows:

(A) If (a) at any time after the Original Issuance Date, the Common Stock Trading Price exceeds 200% of the then applicable Conversion Price for at least 75 Trading Days (whether or not consecutive) during any 90 consecutive Trading Day period (such period, the “Conversion Option Measurement Period”) and (b) the Corporation, at its option, delivers a written notice to the Holders of the Preferred Stock within 10 Business Days following the conclusion of the applicable Conversion Option Measurement Period, then each share of Preferred Stock outstanding shall be converted (the “Conversion Option ”), as of the Business Day immediately prior to the date of such notice (the “Conversion Option Date”), into such number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) the Accrued Dividends on such share as of the Conversion Option Date, divided by (B) the Conversion Price of such share in effect as of the Conversion Option Date; provided that if any shares of Common Stock issuable in connection with any Conversion Option would constitute Excess Conversion Shares, the Corporation may not exercise the Conversion Option until after the Requisite Stockholder Approval has been obtained.

(B) Subject to the last sentence of this Section 6(a)(i)(B), each Holder of shares of Preferred Stock shall have the right (the “Conversion Right”), at any time and from time to time, at such Holder’s option, to convert all or any portion of such Holder’s shares of Preferred Stock into fully paid and non-assessable shares of Common Stock. Upon a Holder’s election to exercise its Conversion Right, each share of Preferred Stock for which the Conversion Right is exercised shall be converted into such number of shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) the Accrued Dividends on such share as of the Conversion Date, divided by (B) the Conversion Price of such share in effect at the time of conversion. Notwithstanding anything to the contrary contained in this Certificate, prior to the Requisite Stockholder Approval, in no event shall the number of shares of Preferred Stock converted pursuant to this Section 6(a)(i)(B) result in the issuance of any Excess Conversion Shares (when taken together with all shares of Common Stock previously issued in connection with any conversion of shares of Preferred Stock).

(ii) No fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock subject to conversion is held by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends as of the Conversion Date on all shares of Preferred Stock so subject. If the conversion of any share or shares of Preferred Stock results in a fractional share of Common Stock issuable after application of the immediately preceding sentence, the Corporation shall pay a cash amount in lieu of issuing such fractional share in an amount equal to the value of such fractional interest multiplied by the Market Price of a share of Common Stock on the Trading Day immediately prior to the Conversion Date.

(iii) The Corporation will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting conversions of the Preferred Stock into shares of Common Stock, a number of shares of Common Stock equal to 110% of the number of shares of Common Stock issuable upon conversion of all then outstanding shares of Preferred Stock (including any Excess Conversion Shares and disregarding for this purpose the last sentence of Section 6(a)(i)(B)). The Corporation shall take all action permitted by Law, including calling meetings of stockholders of the Corporation and soliciting proxies for any necessary vote of the stockholders of the Corporation, to amend the Certificate of Incorporation to increase the number of authorized and unissued shares of Common Stock, if at any time there shall be insufficient authorized and unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock (including any Excess Conversion Shares and disregarding for this purpose the last sentence of Section 6(a)(i)(B)). The Corporation covenants that the Preferred Stock and all Common Stock that may be issued upon conversion of Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Corporation. The Corporation further covenants that the Corporation shall, if permitted by the rules of the NASDAQ, at its sole expense, cause to be authorized for listing or quotation on the NASDAQ, all Common Stock issuable upon conversion of the Preferred Stock, subject to official notice of issuance. The Corporation will use its reasonable best efforts to ensure that such Common Stock may be issued without violation of any applicable Law or regulation.

(b) Mechanics of Conversion.

(i) If the Corporation exercises the Conversion Option and delivers notice thereof in accordance with Section 6(a)(i)(A), the Corporation shall notify the Holders of Preferred Stock in writing of the Conversion Option promptly following the Conversion Option Date by delivery of written notice to such Holders and shall update or cause to be updated the Register, effective as of the Conversion Option Date, to reflect the shares of Common Stock held by such Holders as a result of the Conversion Option and shall, as promptly as practicable thereafter, issue or cause to be issued to each such Holder the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder shall be entitled and deliver or cause to be delivered to each such Holder evidence of such issuance reasonably satisfactory to such Holders.

(ii) The Conversion Right of a Holder of Preferred Stock shall be exercised by the Holder by delivering written notice to the Corporation that the Holder elects to convert all or a portion of the shares of Preferred Stock held by such Holder (a “Conversion Notice”) and specifying the name or names (with address or addresses) in which shares of Common Stock are to be issued and (if so required by the Corporation or the Corporation’s transfer agent, if any) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the transfer agent, as applicable, duly executed by the Holder or its legal representative.

(iii) As promptly as practicable after the receipt of the Conversion Notice, and the payment of required taxes or duties pursuant to Section 12(i), if applicable, and in no event later than three Trading Days thereafter, the Corporation shall update or cause to be updated the Register to reflect the shares of Common Stock held by such Holder as a result of such conversion and shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) evidence of such issuance reasonably satisfactory to such Holder, and (B) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 6(a)(ii).

(iv) The conversion of any share of Preferred Stock shall be deemed to have been made (i) in connection with any Conversion Option, at the close of business on the Conversion Option Date, and (ii) in connection with any exercise of the Conversion Right, at the close of business on the date of giving the Conversion Notice (the “Conversion Date”). Until the Conversion Date with respect to any share of Preferred Stock has occurred, such share of Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share shall (A) accrue and accumulate Preferred Dividends and participate in Participating Dividends pursuant to Section 4 and (B) entitle the Holder thereof to the voting rights provided in Section 11; provided, however, that any such shares that are repurchased pursuant to Section 8 or redeemed pursuant to Section 10 shall not be entitled to be converted.

(c) Corporation’s Obligations to Issue Common Stock. Subject to the last sentence of Section 6(a)(i)(B), the Corporation’s obligations to issue and deliver shares of Common Stock or Preferred Stock (as applicable) upon conversion of shares of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of Law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such shares of Common Stock or Preferred Stock (as applicable).

Section 7. Reorganization Events.

(a) Treatment of Preferred Stock Upon a Reorganization Event. Subject to applicable Law, upon the occurrence of any Reorganization Event, (i) if the Corporation is the surviving company in such Reorganization Event, each share of Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding following such Reorganization Event (or be exchanged for an equivalent share of Preferred Stock governed by the terms herein); provided, that (x) each share of Preferred Stock shall become convertible into the kind and amount of securities, cash and other property that the Holder of such share of Preferred Stock (other than the counterparty to the Reorganization Event or an Affiliate of such other party) would have received in such Reorganization Event had such share of Preferred Stock, immediately prior to such Reorganization Event, been converted into the applicable number of shares of Common Stock using the Conversion Price immediately prior to such Reorganization Event (including in respect of any Excess Conversion Shares and disregarding for this purpose the last sentence of Section 6(a)(i)(B)) (such securities, cash and other property, the “Exchange Property”), without interest on such Exchange Property, and (y) appropriate adjustments shall be made to the conversion provisions set forth in Section 6 and the adjustment to conversion price provisions set forth in Section 9 as determined reasonably and in good faith by the Board of Directors to place the Holders in as nearly as equal of a position as possible with respect to such matters following such Reorganization Event as compared to immediately prior to such Reorganization Event, or (ii) if the Corporation is not the surviving company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, each share of Preferred Stock outstanding immediately prior to such Reorganization Event shall be converted or exchanged into a security of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event having rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as nearly equal as possible to those provided herein (with such adjustments as are appropriate to place the Holders in as nearly as equal of a position as possible following such Reorganization Event as compared to immediately prior to such Reorganization Event).

(b) Form of Consideration. In the event that shares of Preferred Stock are converted into Exchange Property and the holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property shall be based on the types and amounts of consideration received by the holders of Common Stock on a pro rata basis; provided, however, that, to the extent the applicable transaction agreement provides for adjustments to such elected types and amounts of consideration that are generally applicable to holders of Common Stock making such elections, the Exchange Property will be subject to such adjustments.

(c) Successive Reorganization Events. The provisions of this Section 7 shall similarly apply to successive Reorganization Events.

(d) Notice of Reorganization Events. The Corporation (or any successor) shall, within 10 days following the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 7.

(e) Requirements of Reorganization Events. The Corporation shall not, without consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, enter into any agreement for, or consummate, any transaction or series of transactions constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 7, and (ii) to the extent that the Corporation is not the surviving company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Preferred Stock into a security of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(f) Change of Control. For the sake of clarity, if a Reorganization Event constitutes a Change of Control, then Section 8 shall take precedence over this Section 7 to the extent there is any inconsistency between such sections.

Section 8. Change of Control Sale.

(a) Change of Control Sale. In the event of a Change of Control, each Holder of shares of Preferred Stock shall have the option, during the period beginning on the effective date of the Change of Control (the “Change of Control Effective Date”) and ending on the date that is 20 Business Days after the later of (x) receipt of written notice contemplated by Section 8(c) and (y) the Change of Control Effective Date, to require the Corporation (or the successor thereto) to purchase, to the extent permitted by applicable Law, all or any portion of its shares of Preferred Stock at a purchase price per share, payable in cash, equal to the sum of (A) the Liquidation Preference and (B) the Accrued Dividends of each such share of Preferred Stock as of the date of such purchase (a “Change of Control Sale”).

(b) Initial Change of Control Notice. On or before the 20th Business Day prior to the date on which the Corporation anticipates consummating any Change of Control (or, if later, promptly after the Corporation discovers that the Change of Control will occur or has occurred), the Corporation shall deliver to each Holder (as appearing in the Register of the Corporation) a written notice setting forth a description of the anticipated Change of Control and the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed).

(c) Final Change of Control Notice. On the Change of Control Effective Date (or, if later, promptly after the Corporation discovers that the Change of Control has occurred), the Corporation shall deliver to each Holder a written notice setting forth:

(i) the date, which shall be no earlier than the 20th Business Day after the Change of Control Effective Date (or, if later, the date of delivery of such notice), by which the Change of Control Sale option must be exercised;

(ii) the amount of cash payable per share of Preferred Stock in accordance with Section 8(a) and the purchase date for such shares, which shall be no greater than 10 Business Days following the expiration of the twenty (20) Business Day period referred to in Section 8(a) (which purchase date will be the effective date of such Change of Control Sale if such option is exercised); and

(iii) the instructions (which shall be reasonable and consistent with this Section 8) a Holder must follow to exercise its Change of Control Sale option in connection with such Change of Control.

(d) Change of Control Sale Procedure. To exercise a Change of Control Sale option, a Holder must, no later than 5:00 p.m., New York City time, on the date specified in the written notice referred to in Section 8(c)(i) by which such option must be exercised, notify the Corporation in writing of the number of shares of Preferred Stock as to which such Change of Control Sale option is being exercised.

(e) Delivery upon Change of Control Sale. Upon a Change of Control Sale, the Corporation shall deliver or cause to be delivered to the Holder by wire transfer the purchase price payable upon the purchase by the Corporation of such Holder’s shares of Preferred Stock in accordance with this Section 8 substantially concurrently with the Change of Control Sale. Subject to the payment of the purchase price for shares of Preferred Stock to be purchased pursuant to this Section 8 substantially concurrently with a Change of Control Sale, from and after the Change of Control Sale, the dividend, voting and other powers, designations, preferences and rights provided herein with respect to such repurchased shares of Preferred Stock shall cease.

(f) Insufficient Legally Available Funds. If, on the date on which the Change of Control Sale is otherwise to occur in accordance with this Section 8, the Corporation does not have sufficient legally available funds to purchase all shares of Preferred Stock surrendered in connection with such Change of Control Sale in accordance with this Section 8, then (i) the Corporation shall purchase the maximum number of shares of Preferred Stock that may be purchased, on a pro rata basis, with such legally available funds and (ii) except to the extent a Holder withdraws its exercise of the Change of Control Sale option with respect to unpurchased shares, shall purchase any remaining shares, on a pro rata basis, as soon as it has any additional legally available funds. Notwithstanding the foregoing, if the Corporation does not have legally available funds that are available to purchase all shares of Preferred Stock that Holders have elected to be purchased, or otherwise fails to comply with any provisions of Section 8, the price per share for any share of Preferred Stock purchased pursuant to clause (ii) above after the date on which the Change of Control Sale is otherwise to occur in accordance with this Section 8 (disregarding this Section 8(f)) shall be increased by the amount of any Accrued Dividends accruing between the date on which the Change of Control Sale is otherwise to occur and the date of such purchase.

(g) Senior Indebtedness. Notwithstanding anything in this Section 8 to the contrary, in the event that the Corporation is also required upon a Change of Control to repurchase or repay amounts outstanding under the Debt Financing Documents (and the holders of rights to receive payment of such amounts have not waived such rights and have not otherwise failed to exercise such rights), the rights of holders of debt obligations of the Corporation to receive payments under the Debt Financing Documents in the event of such Change of Control will be senior pursuant to and to the extent provided by applicable law to the rights of each Holder of such shares of Preferred Stock to receive the purchase price payable in respect of such shares of Preferred Stock surrendered in connection with a Change of Control Sale in accordance with this Section 8 (it being understood that the foregoing shall not limit the rights of the Holders in any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding).

(h) Partial Change of Control Sale. If a portion, but less than all, of the shares of Preferred Stock held by any Holder are purchased in accordance with this Section 8 on any particular date, the Corporation shall promptly thereafter reflect in the Register the remaining shares of Preferred Stock held by such Holder.

Section 9. Adjustments to Conversion Price.

(a) Adjustments to Conversion Price. Except as provided in Section 9(d), the Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation declares a dividend or makes a distribution on the Common Stock payable in shares of Common Stock, then the Conversion Price in effect at the opening of business on the Ex-Date for such dividend or distribution shall be adjusted to the price determined by multiplying the Conversion Price at the opening of business on such Ex-Date by the following fraction:

    OS0

OS1

Where,

OS0 = the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this Section 9(a)(i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date and time the Board of Directors determines not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

    OS0

OS1

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this Section 9(a)(ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors determines not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Other Distributions. If the Corporation distributes to all holders of shares of Common Stock any Convertible Securities or Options or any other assets for which there is no corresponding distribution in respect of the Preferred Stock pursuant to Section 4(a)(i) (which excludes, for the avoidance of doubt, any distribution of cash or non-cash property for which there is a corresponding distribution in respect of the Preferred Stock pursuant to Section 4(a)(i)), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the Ex-Date for such distribution by the following fraction:

    SP0 – FMV

SP0

Where,

SP0 = the Market Price of a share of Common Stock on the date immediately prior to the Ex-Date for such distribution.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on the Ex-Date for such distribution, in the case of a non-cash distribution or with respect to the non-cash portion of a distribution, if any, as determined (i) by the good faith determination of the Board of Directors or (ii) if, within five Business Days following notice from the Corporation of the value determined by the Board of Directors pursuant to clause (i), the Holders of a majority of the outstanding shares of Preferred Stock object in good faith to such determination, then the fair market value will be determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) is reasonably acceptable to Holders of a majority of the outstanding shares of Preferred Stock; provided, that such value, whether determined pursuant to the foregoing clause (i) or (ii), shall not for the purposes hereof in any event be equal to or greater than the Market Price of a share of Common Stock on such date.

In a “spin-off,” where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a Subsidiary of the Corporation or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

    MP0

MP0 + MPs

Where,

MP0 = (i) if the Common Stock is listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of a share of Common Stock for the period ending on and including the tenth Trading Day following the effective date of such distribution, or (ii) if the Common Stock is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of a share of Common Stock on the effective date of such distribution.

MPs = (i) if the capital stock or equity interests distributed to the holders of shares of Common Stock are listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, an amount equal to the product of (x) the number of shares of such capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock and (y) the Market Price of such capital stock or equity interests for the period ending on and including the tenth Trading Day following the effective date of such distribution, or (ii) if such capital stock or equity interests are not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on the effective date of such distribution (after giving effect to such distribution).

In the event that such distribution described in this Section 9(a)(iii) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(iv) Certain Repurchases of Common Stock. If the Corporation effects a Pro Rata Repurchase of Common Stock that involves the payment by the Corporation of consideration per share of Common Stock that exceeds the Market Price of a share of Common Stock on the Effective Date of such Pro Rata Repurchase (provided that if part or all of the consideration is not cash, the fair market value of the non-cash consideration shall be determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by Holders of a majority of the outstanding shares of Preferred Stock, voting as a separate class, then the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase shall be adjusted (such adjustment to become effective immediately prior to the opening of business on the day following the Effective Date of such Pro Rata Repurchase) by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by the following fraction:

(OS0 x SP0) – AC

SP0 x OS1

Where,

SP0 = the Market Price of a share of Common Stock on the Trading Day immediately preceding the first announcement of the intent to effect such Pro Rata Repurchase.

OS0 = the number of shares of Common Stock outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered and not withdrawn or exchanged shares.

OS1= the number of shares of Common Stock outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered or exchanged and not withdrawn, minus the number of shares purchased in such Pro Rata Repurchase (which shares shall equal the Purchased Shares (as defined below) if such Pro Rata Repurchase is effected pursuant to a tender offer or exchange offer).

AC = the aggregate cash and fair market value of the other consideration payable in such Pro Rata Repurchase, and in the case of non-cash consideration, as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by Holders of a majority of the outstanding shares of Preferred Stock, voting as a separate class, based, in the case of a tender offer or exchange offer, on the number of shares actually accepted for purchase (the “Purchased Shares”).

In the event that the Corporation, or one of its Affiliates, is obligated to purchase shares of Common Stock pursuant to any such Pro Rata Repurchase, but the Corporation, or such Affiliate, is permanently prevented by applicable Law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such Pro Rata Repurchase had not been made.

(v) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Preferred Stock into Common Stock, the Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had issued the rights to all holders of the Common Stock in an issuance triggering an adjustment pursuant to Section 9(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) Other Adjustments.

(i) The Corporation may make decreases in the Conversion Price, in addition to any other decreases required by this Section 9, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of Options for Common Stock) or from any event treated as such for income tax purposes.

(ii) If the Corporation takes any action affecting the Common Stock, other than an action described in Section 9(a), which upon a determination by the Board of Directors, in its good faith discretion (such determination intended to be a “fact” for purposes of Section 151(a) of the DGCL), would materially adversely affect the conversion rights of the Holders of shares of Preferred Stock, the Conversion Price shall be adjusted, to the extent permitted by Law, in such manner, if any, and at such time, as the Board of Directors determines in good faith to be equitable in the circumstances.

(c) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 9(a) or Section 9(b) shall occur.

(d) Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this Section 9(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that on any Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(e) Statement Regarding Adjustments; Notices. Whenever the Conversion Price is to be adjusted in accordance with one or more of Section 9(a) or Section 9(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 9(a) or Section 9(b), taking into account the one cent threshold set forth in Section 9(d); (ii) (x) in the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 9(a) (but only if the action of the type described in Section 9(a) would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Preferred Stock), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion or redemption of the Preferred Stock or (y) in the event that the Corporation does not give notice or make a public announcement as set forth in subclause (x) of this clause (ii), the Corporation shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more of Section 9(a) or Section 9(b), taking into account the one cent threshold set forth in Section 9(d) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (x) of this clause (ii); and (iii) whenever the Conversion Price shall be adjusted pursuant to one or more of Section 9(a) or Section 9(b), the Corporation shall, as soon as practicable following the determination of the revised Conversion Price, (x) file at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (y) cause a copy of such statement to be sent in the manner set forth in subclause (x) of clause (ii) to each Holder.

(f) Certain Adjustment Rules. If an adjustment in the Conversion Price made hereunder would reduce the Conversion Price to an amount below par value of the Common Stock, then such adjustment in Conversion Price made hereunder shall reduce the Conversion Price to the par value of the Common Stock. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 9, the Corporation shall use its reasonable best efforts to take any and all actions which may be necessary, including obtaining regulatory, NASDAQ (or such exchange or automated quotation system on which the Common Stock is then listed) or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock issuable upon conversion of the Preferred Stock in compliance with the applicable listing standards of NASDAQ (or such exchange or automated quotation system on which the Common Stock is then listed).

Section 10. Optional Redemption.

(a) Subject to and in accordance with the provisions of this Section 10, the Corporation shall have the right, at its option, at any time (subject to Section 10(c)), to redeem, out of funds legally available therefor, (i) all or (ii) any portion of the shares of Preferred Stock then outstanding at a redemption price per share in cash (the “Redemption Price”) equal to two times (2x) the sum of (A) the Liquidation Preference and (B) the Accrued Dividends of each such share of Preferred Stock as of the date of such redemption; provided, that any Accrued Dividends that have accrued since the most recent Preferred Dividend Payment Date shall instead be calculated at one times (1x) the amount of such current period Accrued Dividends; provided, further, that any redemption under this Section 10 for less than all of the shares of Preferred Stock then outstanding must be for no less than one-third (1/3) of the total number of shares of Preferred Stock initially issued to the Investor on the Original Issuance Date and must not result in the Investor’s Beneficial Ownership of the Common Stock (on an as-converted to Common Stock basis) falling below five percent (5%) of the Common Stock then outstanding as of the Redemption Date (on an as-converted to Common Stock basis). The Corporation may exercise its right to require redemption under this Section 10 by sending a written notice to each Holder of Preferred Stock (the “Redemption Notice”) specifying (x) the date on which the redemption shall occur (the “Redemption Date”), which shall be a Business Day that is no earlier than 30 days and no later than 60 days from the date the Redemption Notice is sent and (y) the aggregate number of shares of Preferred Stock which are being redeemed pursuant to such redemption. If fewer than all of the shares of Preferred Stock then outstanding are to be redeemed pursuant to this Section 10(a), then such redemption shall occur on a pro rata basis with respect to all Holders of Preferred Stock based on the total number of shares of Preferred Stock then held by such Holder relative to the total number of shares of Preferred Stock then outstanding. Notwithstanding anything to the contrary in this Section 10(a), each Holder of shares of Preferred Stock to be redeemed by the Corporation may elect to convert all or any portion of the shares of Preferred Stock held by such Holder into Common Stock in accordance with the provisions of Section 6 (taking into account the limitation in the last sentence of Section 6(a)(i)(B), applied ratably with respect to each outstanding share of Preferred Stock) at any time prior to the applicable Redemption Date.

(b) Redemption pursuant to Section 10(a) shall become effective on the Redemption Date and the aggregate Redemption Price for such redeemed shares shall be due and payable in cash to the record Holder of the shares of Preferred Stock being redeemed on such date. If a Redemption Notice has been delivered in accordance with Section 10(a) and if the funds necessary for redemption have been paid to the Holders of shares of Preferred Stock being redeemed, then from and after the applicable Redemption Date, dividends and distributions will cease to accrue on such redeemed shares of Preferred Stock, such redeemed shares of Preferred Stock shall no longer be deemed outstanding and all rights of the Holders with respect to such redeemed shares of Preferred Stock will terminate, except the right to receive the aggregate Redemption Price for such redeemed shares of Preferred Stock held by each such Holder.

(c) The Corporation’s optional redemption right provided by Section 10(a) shall not be available to the Corporation at any time at which:

(i) the Common Stock Trading Price has exceeded 200% of the then applicable Conversion Price (x) for more than five (5) Trading Days during the 30-Trading Day period immediately preceding the date of delivery of the Redemption Notice or (y) for any Trading Day during the five (5) consecutive Trading Day period immediately preceding the date of delivery of the Redemption Notice; or

(ii) the Corporation is, or was during the five (5) consecutive Trading Day period immediately preceding the date of delivery of the Redemption Notice, in possession of material non-public information relating to the Corporation, that, if publicly disclosed, would be reasonably expected to have a material and positive effect on the Common Stock Trading Price on the Trading Day immediately following the date on which such information is publicly disclosed relative to the Common Stock Trading Price on the Trading Day immediately preceding the date on which such information is publicly disclosed (assuming such information is publicly disclosed pre-market open on a Trading Day or on a day that is not a Trading Day).

Section 11. Voting Rights.

(a) General. The Holders of shares of Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable Law, voting together with the holders of Common Stock as a single class. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted (taking into account the limitation in the last sentence of Section 6(a)(i)(B), applied ratably with respect to each outstanding share of Preferred Stock) as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited. For the avoidance of doubt, the Holders of shares of Preferred Stock shall not be entitled to any voting rights in respect of any Excess Conversion Shares prior to the Requisite Stockholder Approval. The Holders of shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the By-laws as if they were holders of record of Common Stock for such meeting.

(b) Class Voting Rights. So long as any shares of Preferred Stock are outstanding, in addition to any other vote required by applicable Law, the Corporation may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, voting as a separate class:

(i) amend, alter, repeal or otherwise modify any provision of the Certificate of Incorporation, this Certificate or the By-laws in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Preferred Stock as to affect them adversely;

(ii) authorize, create, increase the authorized amount of, or issue (x) any class or series of Senior Securities, Parity Securities or Junior Securities (other than Common Stock) or any security convertible into, or exchangeable or exercisable for any of the foregoing (other than Common Stock) that could have the “result of the receipt of property by some shareholders” within the meaning of Section 305(b)(2)(A) of the Internal Revenue Code of 1986, as amended from time to time, including but not limited to (A) any non-participating preferred stock (including by means of merger, consolidation, reorganization, recapitalization or otherwise) or (B) any debt securities convertible into shares of Capital Stock by their terms or (y) any other class or series of Senior Securities or Parity Securities;

(iii) increase or decrease the authorized number of shares of Preferred Stock (except for the cancellation and retirement of shares set forth in Section 13(c) or as necessary for the payment of Preferred Dividends in kind in accordance with Section 4(a)) or issue additional shares of Preferred Stock (except for shares of Preferred Stock issuable as payment of a Preferred Dividend in accordance with Section 4);

(iv) (1) amend, restate, supplement, modify or replace the Debt Financing Documents in any manner that would (i) include provisions relating to the ability of the Corporation or its Subsidiaries to pay cash dividends pursuant to this Certificate or any amounts due pursuant to Section 7 or Section 8 that are more restrictive in any material respect than those set forth in the Debt Financing Documents in effect as of the Original Issuance Date or (ii) restrict the ability of the Corporation to pay Preferred Dividends in kind in accordance with Section 4(a), or (2) enter into any agreements or arrangements relating to indebtedness or otherwise (a) containing provisions relating to the ability of the Corporation or its Subsidiaries to pay cash dividends pursuant to this Certificate or any amounts due pursuant to Section 7 or Section 8 that are more restrictive in any material respect than those set forth in the Debt Financing Documents as of the Original Issuance Date or (b) that would restrict the ability of the Corporation to pay Preferred Dividends in kind in accordance with Section 4(a) (or subsequently amend, restate, supplement or otherwise modify any such agreements in any manner that would (x) include provisions relating to the ability of the Corporation or its Subsidiaries to pay cash dividends pursuant to this Certificate or any amounts pursuant to Section 7 or Section 8 that are more restrictive in any material respect than those set forth in such agreements or (y) restrict the ability of the Corporation to pay Preferred Dividends in kind in accordance with Section 4(a)); or

(v) adopt any plan of liquidation, dissolution or winding up of the Corporation or file any voluntary petition for bankruptcy, receivership or any similar proceeding.

(c) The consent or votes required in Section 11(b) shall be in addition to any approval of stockholders of the Corporation which may be required by Law or pursuant to any provision of the Certificate of Incorporation or the By-laws. Each Holder of shares of Preferred Stock will have one vote per share on any matter on which Holders of shares of Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

Section 12. Transfer Agent.

(a) The Corporation may appoint a transfer agent and remove its transfer agent in accordance with the agreement between the Corporation and such transfer agent; provided that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders. When a Holder requests to register the transfer of shares of Preferred Stock, the Corporation or the Corporation’s transfer agent, as applicable, shall register the transfer as requested if its reasonable requirements for such transaction are met.

Section 13. Miscellaneous.

(a) Taxes. The issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto, or certificates representing such shares or securities, shall be made without charge to the Holder for such shares or certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, including any share transfer, documentary, stamp or similar tax; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities were issued, delivered or registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and the transferee or payee, as the case may be, shall pay or bear the cost of any such tax, and the Corporation shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b) Good Faith. The Corporation shall not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Preferred Stock against dilution or other impairment as set forth in this Certificate.

(c) Status of Shares. Shares of Preferred Stock which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 11, designated as part of a particular series of Preferred Stock by the Board of Directors.

(d) Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (or by first class mail if the same shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: (i) if to the Corporation, to its office at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attention: General Counsel, or to any transfer or other agent of the Corporation designated to receive such notice as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by written notice similarly given.

(e) Severability. If any right, preference or limitation of the Preferred Stock set forth in this Certificate (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of Law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(f) Other Rights. Except as expressly provided in any agreement between a Holder and the Corporation, the shares of Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable Law.

(g) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(h) Effectiveness. This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this 29th day of December, 2017.

BEACON ROOFING SUPPLY, INC.

By:	/s/ Ross D. Cooper
Name:	Ross D. Cooper
Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to the Certificate of Designations]